SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange act of 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement  ( ) Confidential, for Use
                                     of the Commission Only
                                     (as permitted by Rule
                                     14a-6(e)(2))
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                SYNALLOY CORPORATION
-----------------------------------------------------------
    (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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( ) Fee computed on table below per Exchange Act Rules
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                        SYNALLOY CORPORATION
                        Post Office Box 5627
                   Spartanburg, South Carolina 29304

                      NOTICE OF ANNUAL MEETING
                           April 30, 1996

TO THE STOCKHOLDERS OF SYNALLOY CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Synalloy Corporation will be held at the general offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Tuesday, April 30, 1996, at 10:00 a.m. local time. The following three important matters will be presented for your consideration:

1. To elect five (5) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To vote upon a proposal to amend Article IV of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 8,000,000 shares, par value $1.00 per share, to 12,000,000 shares, par value $1.00 per share;

3. To ratify the selection of Ernst & Young LLP, independent certified public accountants, as independent auditors for fiscal year ending December 28, 1996;

4. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Only shareholders of record at the close of business on March 11, 1996 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Cheryl C. Carter
Secretary

Spartanburg, South Carolina
April 1, 1996

Important: You are cordially invited to attend the meeting, but whether or not you plan to attend, PLEASE VOTE, DATE, SIGN AND MAIL the enclosed Proxy promptly. If you attend the meeting, you may either vote by your proxy, or withdraw your proxy and vote in person.

The 1995 Annual Report on Form 10K is furnished herewith.

                   SYNALLOY  CORPORATION
                   CROFT INDUSTRIAL PARK
                    POST OFFICE BOX 5627
               SPARTANBURG, SOUTH CAROLINA 29304

                     PROXY  STATEMENT

                ANNUAL MEETING OF SHAREHOLDERS
                     April 30, 1996

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Synalloy Corporation (the "Company") of proxies to be voted at the Annual Shareholders' Meeting to be held at the general offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Tuesday, April 30, 1996, at 10:00 a.m. local time, and at all adjournment(s) thereof.

The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is April
1, 1996.

Quorum and Vote Required. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting.

Voting Rights. The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $1.00 par value per share, its only class of issued and outstanding capital stock. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 11, 1996.
On February 26, 1996, the Company had outstanding 7,013,125 (excluding 986,875 shares held in treasury) shares of Common Stock having one
(1) vote per share. Each shareholder of Common Stock is entitled in respect to each matter to be voted on at the meeting to one (1) vote per share, except that in the election of Directors shareholders have cumulative voting rights.

Each shareholder of Common Stock entitled to vote for the election of Directors shall have the right to cumulate his votes either (1) by giving to one candidate as many votes as shall equal the shares owned by such holder, or (2) by distributing his votes on the same principle among any number of candidates. Any shareholder who intends to so vote his shares shall either (1) give written notice of such intention to the Secretary of the Company not less than forty-eight
(48) hours before the time fixed for the Annual Meeting, or (2) announce his intention in such meeting before the voting for Directors shall commence. If a shareholder gives notice of his intention to cumulate his votes, all shareholders entitled to vote at the meeting shall without further notice be entitled to cumulate their votes.

Cost of Solicitation. The entire cost of soliciting these proxies will be borne by the Company. The Company may make arrangements with brokerage houses, nominees, fiduciaries and other custodians to send proxies and proxy material to beneficial owners of the Company's stock and may reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, telegram or mail by directors, officers and regular employees of the Company without additional compensation for such services. Synalloy has engaged the services of W. F. Doring & Company, a firm specializing in proxy solicitation, to solicit proxies and to assist in the distribution and collection of proxy material for a fee estimated at approximately $2,500 plus reimbursement of out-of-pocket expenses.

Voting by Proxy. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors, approval to amend Article IV of the Certificate of Incorporation to increase the authorized Common Stock from 8,000,000 to 12,000,000 shares and to ratify the appointment of Ernst & Young
LLP as independent auditors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Revocability of Proxy. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by a valid proxy bearing a later date delivered to the Company or by attending the meeting and voting in person.

STOCKHOLDERS' PROPOSALS FOR THE 1997
ANNUAL MEETING OF SHAREHOLDERS

Stockholders' proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 intended to be presented at the 1997 Annual
Meeting of Shareholders, tentatively scheduled for April 1997, must be sent certified mail, return receipt requested and received at the Company's Executive Offices, Post Office Box 5627, Spartanburg,
South Carolina 29304, addressed to the attention of the Secretary by December 1, 1996 in order to be included in the Proxy Statement and form of proxy relating to such meeting.

SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT

The Company's Annual Report to Stockholders including Form 10-K for the year ended December 30, 1995, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement and is incorporated by reference herein.

BENEFICIAL OWNERS OF MORE THAN FIVE (5%) PERCENT OF
THE COMPANY'S  COMMON STOCK

The table below details certain information regarding any person who is known by the Company to be the beneficial owner of more than five (5%) percent of the Company's Common Stock as of February 26, 1996.

                                       Amount and Nature of
Name and Address of Beneficial Owner   Beneficial Ownership  Percent of Class
T. Rowe Price                             512,550 (1)             7.3
100 East Pratt Street
Baltimore, MD 21201

James G. Lane, Jr.                        394,890 (2)             5.6
Post Office Box 5627
Spartanburg, SC 29304

Putnam Investments, Inc.                  379,600 (3)             5.4
One Post Office Square
Boston, MA 02109

Dimensional Fund Advisors, Inc.             359,782 (4)           5.1
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401

(1) These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price
Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information was obtained from Price
Associates' Schedule 13G dated February 14, 1996.

(2) The aggregate number of shares of Common Stock owned beneficially by Mr. Lane includes direct ownership of 265,324 shares; indirect ownership of 5,816 shares held by the trustee under Synalloy's 401(k)/ESOP
Plan; and 123,750 shares owned by his spouse of which Mr. Lane disclaims beneficial ownership.

(3) Certain Putnam investment managers (together with their parent corporation, Putnam Investments, Inc., and Marsh & McLennan Companies,
Inc.), are considered "beneficial owners" in the aggregate of 379,600 shares, or 5.4% of shares outstanding, of the Company's voting common stock, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients. This information was obtained from Putnam's Schedule 13G dated January 29, 1996.

(4) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 359,782 shares of Synalloy Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group
Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA
Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund
Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. This information was obtained from Dimensional's Schedule 13G dated February 7, 1996.


ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen individuals. Upon recommendation of the Nominating Committee, the Board of Directors fixed the number of directors constituting the full Board at five members and recommends that the five nominees listed in the table which follows be elected as directors to serve for a term of one year until the next succeeding Annual Meeting and until their successors are elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.

If cumulative voting is not requested, the holders of the Board of Directors' proxies will vote the proxies received by them for the election as directors of the five persons named below. If cumulative voting is requested, the holders of the Board of Directors' proxies will vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by the proxy holders.

While the Board of Directors expects that all of the nominees will serve as directors, if, at the time of the Annual Meeting of Shareholders, or any adjournment(s) thereof, a situation should arise making it impossible for one or more of the nominees to serve, the holders of the enclosed proxy will vote for such substitute nominee as the Board of Directors recommends.

The Board of Directors recommends that stockholders vote "FOR" the proposal to elect the five nominees listed below as directors of the Company.

The election of directors requires the affirmative vote of the holders of a plurality of votes given for each director to be elected.

The following table sets forth the names of nominees for director, their age, the year in which they were first elected a director, a brief description of their principal occupation and business experience during the last five years, all directorships of publicly held companies other than the Company, and the number of shares of the Company's
Common Stock beneficially owned by them directly or indirectly, as of February 26, 1996, and certain other information. The Board Committee assignments are as of February 26, 1996.

*Less than one  percent (1%).


Name, Age, Principal Occupation,        Director Since      Common Stock
Other Directorships and Other                               Beneficially
Information                                                 Owned as of
                                                            February 26, 1996
                                                            (Percent of Class)
Sibyl N. Fishburn, age 60                        1979          100,712
(1)(4)
Mrs. Fishburn is a graduate of Hollins                            (1.4)
College, Roanoke,VA. She serves on the
Board of the Virginia Nature Conservancy.
Mrs. Fishburn is a member of the Audit
and Nominating Committees.

Richard E. Ingram, age 54                        1989          31,000 (2) (4)
Mr. Ingram has been Chairman of the Board                          (*)
of Builder Marts of America, Inc. (BMA),
Greenville, SC,  a national distributor
of lumber and building materials, since
November 1988 and was Chief Executive
Officer until November 1993. Since
November 1, 1993 he has been President
and Chief Executive Office of Snyders Auto
Sales, a retail automobile dealer in
Greenville, SC. He is a Director of Carolina
First Holding and Carolina First Bank and
Ingram Enterprises, Inc., a real estate
development company. He is also a Director
of Columbia Lumber, a retail lumber business
and TelPan, Inc. a long distance provider
in Panama. He is a member of the Executive,
Nominating and Compensation & Long-Term
Incentive Committees.

James G. Lane, Jr., age 62                        1986        394,890 (3)
Mr. Lane has served as Chief Executive                           (5.6)
Officer and Chairman of the Board of the
Company since 1987. He also served as President
of Bristol Metals, Inc., a subsidiary of the
Company, from January 1988 to January 1, 1992.
He is a member of the Executive and Nominating
Committees.

Glenn R. Oxner, age 57                            1989        18,750 (4)
Mr. Oxner is Chairman and Chief Executive                         (*)
Officer of Edgar M. Norris Co., Inc.,
an investment securities company in Greenville,
SC. From 1989 to 1992 Mr. Oxner was Senior
Vice President of NationsBank, and Managing
Director of NationsBank Investment Banking
Company. He is a member of the Audit and
Compensation & Long-Term Incentive Committees.

Carroll D. Vinson, age 55                          1987        15,925 (4) (5)
Mr. Vinson is President and a Director of                          (*)
Metropolitan Asset Enhancement Group, a
private real estate holding company affiliated
with Insignia Financial Group, Inc. ("Insignia")
in Greenville, SC. He is also owner of C. D.
Vinson & Associates, a consulting firm. He was
President, Chief Executive Officer and a
Director of Angeles Corporation, a real
estate investment company in Los Angeles,
CA. between February 18, 1993 and March 15, 1993.
He was previously employed by Insignia first
as President and Chief Operating Officer and
then as President and Chief Executive Officer
of Insignia Capital Corporation until
February 15, 1993. He is a member of the
Audit, Executive and Compensation & Long-Term
Incentive Committees.

All Directors and Officers as a group                          658,780 (6)
(9 including those listed above)                                  (9.4)

(1) Includes indirect ownership of 7,065 shares by spouse; 20,000 shares held in trust for children of which Mrs. Fishburn's spouse is trustee; and 15,070 shares held in irrevocable trust over which Mrs. Fishburn has certain powers.

(2) Includes indirect ownership of 15,115 shares held by Donna C.
Ingram Trust, 900 shares held in an IRA, and 735 shares held in the Ingram Foundation.

(3) Includes indirect ownership of 5,816 shares held by the trustee under Synalloy's 401(k)/ESOP Plan; and 123,750 shares owned by his spouse.

(4) Includes options to purchase 3,000 shares exercisable pursuant to the 1994 Non-Employee Directors' Stock Option Plan.

(5) Includes indirect ownership by spouse of 11,575 shares.

(6) Includes 26,000 shares which are currently subject to exercisable options, and 14,210 shares allocated under the Company's 401(k)/ESOP.

BOARD OF DIRECTORS AND COMMITTEES

The business and affairs of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Company has standing Executive, Audit, Compensation & Long-Term Incentive, and Nominating Committees of the Board of Directors.

The members of the Executive Committee are James Lane*, Richard Ingram and Carroll Vinson. This Committee exercises the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors. However, this Committee shall not have, among other powers, the authority to amend the Certificate of Incorporation or Bylaws, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of the Company's property and assets, to declare a dividend, or to authorize the issuance of stock. During the past fiscal year, this Committee met two times.

The Audit Committee members are Glenn Oxner*, Sibyl Fishburn and Carroll Vinson. This Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors; approves the rendering of any material non-audit services; approves the audit fee payable to the independent auditors; reviews audit results; and reviews the expense accounts of Company officers. During the past fiscal year, this Committee held two meetings.

The Compensation & Long-Term Incentive Committee, currently comprised of Richard Ingram*, Carroll Vinson, and Glenn Oxner, is responsible for reviewing and making recommendations to the Board related to salaries, wages, bonuses and benefits for officers of the Company and for administering the Company's stock option program including the granting of options thereunder. This Committee held one meeting during the last fiscal year.

The Nominating Committee is comprised of James Lane*, Richard Ingram and Sibyl Fishburn. This Committee is responsible for reviewing and recommending changes in size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company's Board. This Committee met once in 1995. The Nominating Committee will consider nominees recommended by shareholders if the recommendations are forwarded to the Secretary of the Company for transmission to the Nominating Committee not less than 30 days nor more than 60 days prior to the meeting, and are otherwise in compliance with the Company's Bylaws. The Committee routinely meets at the regular quarterly meeting of the Board of Directors next preceding the Annual Meeting. Nominations for election as Directors may also be made from the floor at the Annual Meeting of Shareholders provided such nominations are in accordance with the notice procedures set in the Company's Bylaws.

During fiscal year 1995, the Board of Directors met four times. All members of the Board attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

Directors who are not employees of the Company presently receive a fee of $1,000 for attendance at each meeting of the Board of Directors, a $8,000 annual retainer fee, and reimbursement for travel and other expenses related to attendance at meetings. Committee members presently receive a fee of $500 for each meeting attended which is not held on the same day as a Board meeting. The Director who is an employee is not paid extra compensation for his service on the Board or any committee of the Board.

*Denotes chairman of respective committee.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the common stock of the Company to file with the Securities and Exchange Commission and the Nasdaq National Market System reports of ownership and changes in ownership of common stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 1994, all filing requirements applicable to its officers and directors were complied with except that Sibyl
N. Fishburn, Director, inadvertently filed late one report covering two transactions.

THE BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The basic policies that determine cash compensation for the Company's executive officers, other than its Vice President, Finance, were formulated in 1987. Some factors that were considered in developing the policies were as follows. The Company had suffered net losses in each of the previous five years. Return on average equity had been below 10% in 14 of the previous 19 years. The Chemical Segment incurred a loss in 1986 and sales were lower than 10 years earlier.
The Metals Segment had losses for each of the prior four years. Management changes included a new Chief Executive Officer, a new President for the Chemical Division and restructuring of management that increased the responsibility and authority of certain senior managers.

The cash compensation policies implemented in 1987 were intended to provide senior managers, including the executive officers, with strong motivation to strive diligently to produce and maintain a high level of profitability. The principal elements of the policies are as follows. Base salaries are increased only as a result of promotions or to establish parity among senior managers. The intent is to provide senior managers with base salaries lower than their peers in comparable companies. Offsetting the low salaries are short-term incentive plans that provide cash bonuses equal to a percent of profits before income taxes in excess of a predetermined percentage of equity. Subsidiary and divisional senior managers participate in profit sharing pools determined solely by the performance of their respective subsidiary or division while the Chief Executive Officer's bonus is based on consolidated profitability. The overall effect is to make every senior manager's cash compensation highly dependent on the profitability of the unit for which they work. No performance criteria except profits as related to equity were used to determine 1995 compensation for the Chief Executive Officer and other executive officers other than the Vice President, Finance.

The Summary Compensation Table and Notes thereto provide details of the short-term incentives covering the Chief Executive Officer and other executive officers other than the Vice President, Finance for each of the past three years. It also shows for each of the past three years the portion of cash compensation representing bonuses dependent upon profitability.

The Vice President, Finance is paid a salary believed to be toward the lower end of the range of salaries for this position in comparable companies. He is also eligible for a discretionary bonus based on various considerations, including the company's financial results, compensation of other executive employees and an evaluation of his job performance.

The Committee believes that the price of the Company's stock in the long run will reflect the Company's growth and profitability. The short-term incentives described above motivate senior management to strive for such growth and profitability.

A long-term incentive is also provided to senior managers that links their interests directly to those of the Company's shareholders. Options are granted to executive officers under a qualified stock option plan that only rewards them if the price of the Company's stock increases after the dates on which the options are granted.


The Committee believes that the incentive programs provided to senior managers have contributed significantly to the Company's improved financial performance since 1987. The Committee reviews the compensation of the Company's executive officers annually and believes such compensation has been fair to both the executives and the Company's shareholders.

The Compensation & Long-Term Incentive Committee
Richard E. Ingram, Chairman
Glenn R. Oxner
Carroll D. Vinson

Common Stock Performance

As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performances of a broad equity market index and an index of appropriate similar companies. The Company has selected as a broad equity market index comparison the S&P 500. Because the Company is in two distinctly different businesses, there is no similar industry "peer" group with which to compare. Thus, the Company has selected as the most appropriate peer group the Russell 2000 which is an index of companies with comparable market capitalizations.

                        SYNALLOY CORPORATION
          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         SYNALLOY CORPORATION, S & P 500 AND THE RUSSELL 2000
                                --------Cumulative Total Return--------

                               12/90  12/91  12/92  12/93  12/94  12/95
Synalloy Corporation             100    183    558    312    397    720
S & P 500                        100    130    140    155    157    215
Russell 2000                     100    146    173    206    202    260

Indexed Total Return with dividends reinvested  Base = 100

REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth the total annual compensation paid or accrued by the Company and/or its subsidiaries to or for the account of each of the executive officers of the Company whose total cash compensation for the fiscal year ended December 30, 1995 exceeded $100,000.

Summary Compensation Table
                                                               Long
                                                               Term
                                                               Compen-
                                                               sation
                                        Annual Compensation    Awards

Name, Age and Principal Position  Year  Salary       Bonus     Options  All
                                                                        Other
                                                                        Com-
                                                                        pensa
                                                                        tion

James G. Lane, Jr., Age 62        1995  $120,000  $894,431 (1)      0  $4,500
Chairman of the Board and Chief   1994   120,000   397,981          0   4,500
Executive Officer since 1987.     1993   120,000   239,231      10000   7,075

Joseph N. Avento, Age 54          1995    72,000   729,786          0   4,500
President, Bristol Metals, Inc.,  1994    72,000   172,000          0   4,251
a wholly-owned subsidiary of      1993    72,000    69,684     10,000   5,902
the Company, since January 1992.
He joined the Company in 1984
and served as Vice President
of Sales for 8 years.

Herbert B. Moore, Jr., Age 50     1995    67,000   124,120          0   4,500
President, Blackman Uhler         1994    67,000   151,129          0   4,500
Chemical,a Division of the        1993    67,000   105,057     10,000   6,474
Company, since September 1986.

Erwin C. Thornton, Age 67         1995    57,000    91,000          0  21,588
Executive Vice President,         1994    57,000   110,000          0  20,251
Blackman Uhler Chemical Division, 1993    57,000    83,400          0  20,282
since 1987.

Gregory M. Bowie, Age 46          1995    80,000    92,346          0   1,208
Vice President, Finance since
May 1994.From 1989 to 1994,
he was Vice President, Finance,
Lowndes Corporation, a fabricator
of concrete products primarily
for industrial and governmental
construction projects.


(1)$715,000 deferred under Deferred Compensation Agreement.

NOTES

Employment Contract - The Company has a written employment agreement with James G. Lane, Jr. pursuant to which he is entitled to receive an annual base salary of $120,000 until December 31, 1998. In addition to his salary, he is entitled to "bonus-compensation" equal to a percentage (5% for 1993 and 1994, 4.5% for 1995 and 4% for 1996)
of net earnings before income taxes in excess of a predetermined percent (10% for 1993, 1994,1995 and 1996) of average shareholders' equity. This agreement also provides certain fringe benefits and contains provisions for salary continuation benefits in the event of Mr. Lane's disability or death, under specified conditions, during the term of his employment by the Company.

Bonuses - Cash bonuses based on a short-term incentive plan provide for bonuses to be paid to senior divisional managers in an aggregate amount equal to 10% of the net earnings before income taxes in excess of a predetermined percentage (10% in 1993, 1994, 1995 and 1996)
 of average shareholders' equity for the applicable division or subsidiary. Mr. Lane does not participate in these bonus plans.

For 1994, the incentives shown above were calculated on net earnings before deducting environmental cleanup charges since such charges related to pre-1986 conditions.

Other Annual Compensation - No executive officer named in the cash compensation table nor the executive officers of the Company as a group received from the Company or any of its subsidiaries personal benefits or any other compensation which is the lesser of either $50,000 or 10% of the compensation reported in the cash compensation table above.

Long-Term Compensation - There were 4,000 options granted in the last fiscal year. The Company's only long-term incentive plan is its qualified stock option plans.

All Other Compensation - Includes the following plans which are detailed under Retirement Plans.

COMPANY CONTRIBUTIONS TO 401(K) SAVINGS PLAN
Named Executive               1995          1994          1993
J.G. Lane, Jr.              $4,500        $4,500        $7,075
J.N. Avento                  4,500         4,251         5,902
H.B. Moore, Jr.              4,500         4,500         6,474
E.C. Thornton                4,500         4,212         5,118
G.M. Bowie                   1,208

COMPANY CONTRIBUTIONS TO SALARY CONTINUATION AGREEMENTS
Named Executive               1995          1994          1993
E.C. Thornton              $17,088       $16,039       $15,164

Stock Option Plans

Currently there are options outstanding under the 1983 Stock Option Plan, and outstanding and available to grant under the 1988 and 1994 Stock Option Plans approved by stockholders. The Plans provide for such options to be granted to officers, non-employed directors and key employees of the Company, its subsidiaries and divisions to provide them with an opportunity to obtain an equity interest in the Company and to increase their stake in the future growth and prosperity of the Company. The option price for options granted under these plans is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Certain restrictions exist as to the time in which options can be exercised. Under the 1983 Plan, all options are presently 100% vested and the grant period has expired. With regard to the 1988 Plan, approved at the May 26, 1988 Annual Meeting, options may be exercised beginning one year after date of grant at a rate of 20% annually on a cumulative basis. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which he is employed) is sold to an entity not affiliated with the Company, or (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, an option holder may exercise in addition to the above, 50% of the options not otherwise exercisable because of the holding period requirement subject to certain limitations. No options may be exercised under the 1983 and 1988 Plans after 10 years from date of grant. The incentive stock options are not transferable other than by death and can only be exercised during the employee's lifetime by the employee. In no event shall options under all Plans having an aggregate fair market value in excess of $100,000 at the dates of grants become exercisable by an optionee for the first time during a calendar year. Under the 1994 Plan, approved at the April 29, 1994 Annual meeting, non-employed directors as of his or her election or re-election as a member of the Board will automatically receive an option for 1,000 common shares. In the event a person ceases to be a non-employee director for reasons other than death, the unexpired options must be exercised within three years not to exceed 10 years after date of grant. At February 26, 1996, there were 142,008 options outstanding under all plans of which 64,008 were exercisable.

Option/SAR Grants in Last Fiscal Year

No options were granted to the named executive officers during the past fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Table

The following table summarizes options granted and exercised during
1995 and presents the value of unexercised options held by the named executives at fiscal year end.
Name             Shares Acquired   Value    Number of         Value of
                 On Exercise      Realized  Unexercised       Unexercised
                                  (1) (2)   Options at        in the Money
                                            Fiscal Year-End   Options at
                                            Exercisable (E)   Fiscal Year
                                            Unexercisable (U) End
                                                              Exercisable (E)
                                                              Unexercisable
                                                              (U) (1)
J.G. Lane             20,000     $310,834    6,000 (E)        $ 68,250 (E)
                                             9,000 (U)         102,375 (U)

J.N. Avento           10,000      179,305   27,250 (E)         481,094 (E)
                                             9,000 (U)         102,375 (U)

H.B. Moore, Jr.            0                 6,000 (E)          68,250 (E)
                                             9,000 (U)         102,375 (U)

E.C. Thornton          3,300       58,376

G.M. Bowie                 0                 6,000 (E)           53,748 (E)
                                            24,000 (U)          214,992 (U)

(1) Values are calculated by subtracting the exercise price from the average of the high and low prices as quoted on NASDAQ National
Market Listing on the date prior to exercise or at year end, as appropriate.

(2) Shares acquired in 1995 on exercise of options have not been registered and cannot be freely traded in the open market for two years after the exercise date. Based on a study of actual trades in restricted stock as reported in a weekly national business magazine, the Company believes that the fair market value of the shares on the date of exercise were approximately 35% less than the average of the high and low prices as quoted on NASDAQ National Market Listing.
Based on this valuation, the value realized would be as follows:
J.G. Lane, Jr. - $185,709; J. N. Avento - $109,743; and E. C. Thornton
- $35,250.

Retirement Plans

Salary Continuation Agreements

The Company has salary continuation agreements with one officer and five former officers, which provide for payments at retirement or death ranging from $9,750 to $28,500 per annum for 10 years in the event of pre-retirement death or the longer of 10 years or life following retirement. The present value of the future payments which will be due at retirement are accrued annually through the retirement date.
 The Company is the owner and beneficiary of life insurance policies on the lives of these persons. Based upon reasonable assumption as to mortality, dividends and other factors, the Company expects to recover the cost of paying said benefits, including a factor for the use of corporate funds, through keyman life insurance proceeds.
The present value of the above agreements are accrued. The cumulative amount of this accrual is $552,353.

401(k)/ESOP Plan

The Company has a 401(k)/Employee Stock Ownership Plan (the "Plan"). All employees (except those employees who are entitled to participate in Union-sponsored plans) who are 21 years or older will be eligible to participate on any January 1 or July 1 following one year of service with the Company.

Employees are permitted to contribute up to 20% of earnings not to exceed a dollar amount set by the Internal Revenue Service on a pretax basis through payroll deduction. Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. The employee can invest his deferred contribution in one or all of six (6) funds; however, employee contributions cannot be invested in Company stock.

Contributions by the Company will be made primarily in Company Stock.
 For each plan year, the Company shall contribute on behalf of each participant who is eligible to share in matching contribution for the plan year, a discretionary matching contribution equal to a percentage which is determined each year by the Board of Directors subject to a maximum of 3% in 1995 and 1996. The matching contribution is allocated on June 30 and December 31 of each plan year. In addition to the matching contribution, the Company may make a discretionary contribution which shall be distributed to all eligible participants regardless of whether they contribute to the Plan. No discretionary contributions have been made to the Plan. Participants must be actively employed on June 30 and December 31 in order to share in the matching contribution and discretionary contribution for the respective valuation periods.


 Distributions are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reason of proven financial hardship as defined according to IRS guidelines.
The Plan provides for payment of the participant's account balance upon death, disability or retirement in the form of cash or Company stock or both. If employment terminates for reasons other than retirement, disability or death (e.g. resignation or termination), the discretionary portion of a participant's account balance will be vested based as follows: Zero to four years services - 0% vested; five or more years
- 100% vested.

Unvested amounts are forfeited and allocated to participants eligible to share for a plan year. The Plan permits rollovers from qualified plans at the discretion of the Company. The ESOP is permitted to borrow money to purchase Company stock. All Company stock acquired by the Plan with the proceeds of a loan are maintained in a suspense account and are withdrawn and allocated to participant's accounts as the loan is paid. While a participant in the Plan, employees may direct the trustee to vote shares allocated to their account in accordance with their wishes.

All Plan assets are held by an independent trustee. The trustee invests all assets and makes payment of Plan benefits. The Plan is managed and administered by an independent administrator and a Pension Committee comprised of the corporate officers of the Company. Expenses incurred for the administration of the Plan are paid by the Company. The Plan reserves to the Board of Directors of the Company the right to amend the Plan in any manner or terminate the Plan at any time. The Plan may be amended to preserve the qualifications of the Plan under the applicable provisions of the Internal Revenue Code, as amended from time to time. For the year ended 1995, the Company's total matching contribution was $225,081.

APPROVAL OF INCREASING AUTHORIZED SHARES
(Item 2 on Proxy Card)

The Board of Directors has unanimously approved and recommends to its shareholders an amendment (the "Proposed Amendment") to ARTICLE
IV of its Certificate of Incorporation increasing the number of shares of Common Stock, $1.00 par value, which the Company has the authority to issue from 8,000,000 shares to 12,000,000. The Proposed Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware; the Board of Directors' resolution recommending the Proposed Amendment also provides that Board of Directors may abandon such Proposed Amendment prior to filing without further action by the Shareholders. Upon the effectiveness of the Proposed Amendment, the fourth paragraph of ARTICLE IV of the Company's Certificate of Incorporation would read in its entirety as follows:

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares of Common Stock, par value one dollar ($1.00) per share.
Except as may be provided by the laws of the State of Delaware or this Certificate of Incorporation, the holders of the Common Stock shall have exclusively all rights of the stockholders. The holders of the Common Stock shall be entitled to one (1) vote per share and to vote such shares cumulatively at all elections of Directors of the Corporation.

As of February 26, 1996, there were 7,013,125 shares of Common Stock issued and outstanding and 986,875 shares of the Company's Common Stock authorized and issued but owned by the Company and held as "treasury shares." In addition, pursuant to the Rights Agreement dated as of March 26, 1989 between the Company and Wachovia Bank
& Trust Co., N. A., as Rights Agent, the Board of Directors of the Company has authorized and declared a dividend distribution of one
(1) right for each share of Common Stock of the Company outstanding prior to a Distribution Date (as defined in the Plan). Each right represents the right to purchase four-tenths (4/10ths) of one (1) share of Common Stock subject to the terms and conditions of the Rights Agreement. The Company also has an aggregate of 142,008 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's Stock Option Plans (as described in "Remuneration of Directors and Officers").

The Board of Directors believes it is important for the Company to have a sufficient reserve of shares of Common Stock available for potential future needs of the Company. Increasing the number of authorized shares of the Company will provide shares which will be available for both the issuance upon exercise of options as described above and upon exercise of rights following a distribution event.
 Moreover, increasing the number of authorized shares of Common Stock makes more shares available for general corporate purposes, including any future issuance of Common Stock for public or private offerings, the payment of stock dividends and the subdivision of outstanding shares through stock splits, the acquisition of other companies or assets and any other desirable corporate purpose. Having such additional authorized shares of Common Stock available for issuance in the future will allow shares to be issued in many instances, by the Board of Directors without the expense and delay of a special shareholders' meeting. The Company does not have any plans, agreements, understandings or arrangements that could or will result in the issuance of any Common Stock except as discussed above. However, in certain circumstances, the issuance of additional shares could substantially dilute existing shareholders.

Under certain circumstances, the shares available for additional issuance could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Also, any of such additional shares of Common Stock could be privately placed with purchasers who might side with the management of the Company in opposing any tender offer of a third party. However, the Proposed Amendment is not being sought in order to frustrate any attempt to acquire control of the Company and the Company is not aware of any such intent. The Company does not have any other charter provision which could be considered an anti-takeover measure.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN AUTHORIZED COMMON STOCK.

Approval of the Proposed Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the meeting. Abstentions and broker non votes will not be counted in favor of the proposed amendment.

APPROVAL OF INDEPENDENT AUDITORS
(Item 3 on Proxy Card)

The Board of Directors, at the recommendation of its Audit Committee, elected Ernst & Young LLP to conduct the annual examination of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 30, 1995. The selection of this firm for fiscal year ending December 28, 1996, will be submitted for ratification by the shareholders at the Annual Meeting. Ernst
& Young LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries, and they do not have any connection with the Company or any of its subsidiaries except in their professional capacity as independent auditors.

The ratification by the shareholders of the selection of Ernst &
Young LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors consistent with previous practices is, nevertheless, submitting this selection to the shareholders to ascertain their views. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for fiscal year ending December
28, 1996.

The Audit Committee, which is comprised of Directors who are not employees of the Company, approves in advance all non-audit services to be provided by Ernst & Young LLP and believes they have no effect on audit independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make statements, if they so desire, and to respond to appropriate questions with respect to that firm's examination of the Company's financial statements for the fiscal year ended December 30, 1995.

The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 28, 1996.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Cheryl C. Carter
Secretary




APPENDIX - PROXY CARD

                   SYNALLOY CORPORATION
       POST OFFICE BOX 5627. SPARTANBURG, SC 29304
                      PROXY

This proxy is Solicited by The Board of Directors for the Annual
Meeting of Shareholders on April 30, 1996.

The undersigned hereby appoints James G. Lane, Jr., Carroll D. Vinson and Glenn R. Oxner, or any one or more of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held at Spartanburg, S.C. on Tuesday, April 30, 1996, at 10:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting.

Said proxies will vote on the items set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card, and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposals.

Please sign on reverse side and return in the enclosed postage-paid envelope.

(1) Election of Directors
--- For all nominees listed (except as marked to the contrary)
--- Withhold authority to vote for all nominees listed

Sibyl N. Fishburn, Richard E. Ingram, James G. Lane, Jr., Glenn R. Oxner and Carroll D. Vinson
(To withhold authority to vote for any of the above nominees, write that nominee's name below)


-----------------------------------------------------------

(2) Proposal to amend Article IV of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 8,000,000 shares, par value $1.00 per share, to 12,000,000, par value $1.00 per share;
                FOR         AGAINST        ABSTAIN

(3) Proposal to approve the selection of Ernst & Young as auditors for the fiscal year ending December 28, 1996.
                FOR         AGAINST       ABSTAIN

(4) Upon any other matter that may properly come before the meeting or any adjournment thereof, as the proxies in their discretion may determine.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for proposals 1, 2 and 3.


Date:---------------------------


--------------------------------

--------------------------------
  Signature of Stockholder(s)
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign. Trustees, executors, administrators and others signing in a representative capacity should indicate that capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his capacity.